SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2009

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

2008 New Mexico Retail Electric Rate Case - On Dec. 18, 2008, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed with the New Mexico Public Regulation Commission (NMPRC) a request to increase electric rates in New Mexico by approximately $24.6 million, or 6.2 percent.  The request is based on a historic test year (split year based on year-ending June 30, 2008), an electric rate base of $321 million, and an equity ratio of 50 percent and a requested return on equity (ROE) of 12 percent.  SPS also requested interim rates to allow it to begin recovering the cost of the Lea Power Partners (LPP) facility of approximately $7.6 million per year.

On March 26, 2009, the NMPRC approved a partial stipulated settlement (settlement) between the parties that allows the Company to recover 75% of its interim rate request, approximately $5.7 million of its requested $7.6 million interim rates, through an LPP cost rider until the final rates from the remainder of the case are effective.  The LPP cost rider begins May 1, 2009, and is subject to true-up.

In addition, the NMPRC has appointed a mediator to assist the parties in reaching a settlement of some or all issues in the case.  The mediator has scheduled a mandatory settlement conference for April 14 and 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

March 31, 2009